Exhibit 99.1

Gladstone Capital Announces Monthly Distributions for October, November and December of $0.14 Per Common Share

MCLEAN, Va.--(BUSINESS WIRE)--Gladstone Capital Corp. (NASDAQ:GLAD) (the “Company”) announced today that the Board of Directors declared monthly distributions of $0.14 per common share for each of the months of October, November and December of 2008. Monthly distributions will be payable per the table below. The distributions equate to a quarterly distribution of $0.42 and an annual distribution of $1.68 at the current rate.

Summary Table for Common Stock Distributions for the Quarter Ending December 31, 2008:
Declared	X-Date	Record Date	Payment Date	Amount
October 7	October 21	October 23	October 31	$0.14
October 7	November 17	November 19	November 28	$0.14
October 7	December 18	December 22	December 31	$0.14
Total for the Quarter: $0.42

In addition, preliminary analysis of the value of the portfolio shows the portfolio had a decrease in value of about 4% for the quarter ended September 30, 2008. The final numbers will be reported in our 10K report in December 2008.

Gladstone Capital offers a Dividend Reinvestment Plan (DRIP). For more information regarding the DRIP, please visit our website at www.GladstoneCapital.com.

In order to comply with the requirements of Section 19(a) of the Investment Company Act of 1940, as amended, the Company will post a Section 19(a) notice through the Depository Trust Company’s Legal Notice System (LENS) and send out to its registered shareholders a Section 19(a) notice along with the payment of dividends declared for October, November and December. This notice will not be for tax reporting purposes and will be provided only for informational purposes.

Gladstone Capital Corporation is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized businesses. For more information please visit our website at www.GladstoneCapital.com.

For further information contact Investor Relations at 703.287.5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimated,” ”projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s "Risk factors" of the Company's Prospectus dated January 23, 2008, as filed with the Securities and Exchange Commission on January 23, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed on August 4, 2008. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Capital Corp.
Kerry Finnegan, 703-287-5835